Exhibit 5.1

[Pepper Hamilton LLP Letterhead]

August 14, 2006

ISCO International, Inc.

1001 Cambridge Drive

Elk Grove Village, Illinois 60007

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ISCO International, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 19,000,000 shares of the Company’s common stock, $0.001 par value, (the “Conversion Shares”) which are issuable upon conversion, for both principal and interest, of 5% Senior Secured Convertible Notes due June 2010 (the “Notes”). The Notes were issued in a private placement pursuant to a Securities Purchase Agreement dated June 22, 2006 (the “Purchase Agreement”) among the Company and the purchasers listed therein.

The opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined the Registration Statement, including the exhibits thereto, the Company’s Certificate of Incorporation, as amended, and By-Laws as currently in effect, certain resolutions of the Board of Directors of the Company relating to, among other things, the issuance of the Conversion Shares and such other documents as we in our judgment have deemed appropriate. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals. Members of our firm are admitted to the Bar of the Commonwealth of Pennsylvania, and we express no opinion as to the laws of any other jurisdiction other than the Federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, each as in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Conversion Shares has been duly authorized and, when issued and paid for upon conversion of the Notes, in accordance with the terms of such Notes, will be validly issued, fully-paid and non-assessable by the Company in accordance with the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP